Exhibit 10.3

Form of Fox Corporation 2019 Shareholder Alignment Plan RESTRICTED STOCK UNIT TERMS AND CONDITIONS

Award of Restricted Stock Units

Fox Corporation, a Delaware corporation (“Fox”), has awarded you a number of restricted stock units (“RSUs”) relating to shares of its Class A Common Stock, par value $0.01 per share (the “Fox Shares”). The terms and conditions of the RSUs are set forth in these RSU Terms and Conditions (the “RSU Terms and Conditions”) and in the Fox Corporation 2019 Shareholder Alignment Plan (the “2019 SAP”).

The terms of the 2019 SAP are incorporated herein by reference. All capitalized terms that are not defined in these RSU Terms and Conditions have the meaning set forth in the 2019 SAP. By accepting the RSUs, you agree to all of the terms and conditions described in these RSU Terms and Conditions and in the 2019 SAP. You acknowledge that you have carefully reviewed the 2019 SAP and agree that the terms of the 2019 SAP will control in the case of any conflict between these RSU Terms and Conditions and the 2019 SAP.

Subject to the terms and conditions set forth herein, RSUs represent the potential to receive, at the end of the applicable vesting period, the consideration described in the section entitled “Vesting of Restricted Stock Units.”

The Fox Shares that you receive, if any, will be fully vested and may be immediately available for sale, subject to Fox’s Insider Trading and Confidentiality Policy and applicable securities laws.

Vesting of Restricted Stock Units

Unless otherwise provided in these RSU Terms and Conditions, your RSUs will vest as follows:

The vesting of the RSUs is subject to your continued employment with the Employer (as defined below in the section entitled “Employment with Employer”) through the applicable vesting date except as specifically provided below, and the RSUs will be settled in Fox Shares.

Your vested RSUs, if any, shall be settled as soon as is reasonably practicable following the applicable vesting date (but in no event more than seventy-four (74) days following the applicable vesting date), and any Fox Shares payable with respect to the vested RSUs will be issued and evidenced in such manner as the Compensation Committee of the Fox Board of Directors (the “Committee”) in its discretion shall deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates. Upon settlement, your vested RSUs shall be extinguished and such RSUs will no longer be considered to be held by you for any purpose.

Dividend Equivalents

You are entitled to receive Dividend Equivalents (as defined in the 2019 SAP) for each regular cash dividend paid on Fox Shares (each, a “Dividend”) during the period commencing on the Date of Grant of your RSUs and ending on and including the day immediately preceding the day on which the Fox Shares subject to the RSUs are vested. On the date each such Dividend is paid to holders of Fox Shares underlying the RSUs, you will be credited with Dividend Equivalents, calculated based on (i) the number of RSUs granted to you that are outstanding as of the payment date for such Dividend plus (ii) the number of additional RSUs credited to you as a result of your receipt of any previous Dividend Equivalents on such RSUs (the “Dividend Equivalent RSUs”). The Dividend Equivalent RSUs will be deemed to have been reinvested into additional RSUs as of the Dividend payment date based on the applicable Dividend rate and closing price of Fox Shares on the Dividend payment date. Any such Dividend Equivalent RSUs shall be subject to the same terms and conditions which apply to the underlying RSUs to which they relate and will be treated as set forth in the section entitled “Vesting of Restricted Stock Units.” The foregoing does not obligate Fox to pay dividends on Fox Shares and nothing in the 2019 SAP or in these RSU Terms and Conditions shall be interpreted as creating such an obligation.

Withholding Taxes

You agree, as a condition of receiving the RSUs, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of granting or vesting of your RSUs or your acquisition of Fox Shares relating to the RSUs. In the event that your Employer (as defined below in the section entitled “Employment with Employer”) determines that any applicable Federal, state, local or foreign tax or withholding payment is required relating to the RSUs or acquisition of Fox Shares thereto, your Employer will have the right to: (i) require that you arrange to make such payments to your Employer; (ii) withhold such amounts from any payments due to you hereunder or other payments due to you from your Employer; or (iii) allow for the surrender of the number of Fox Shares relating to the RSUs in an amount equal to the withholding or other taxes due (for this purpose, surrendered Fox Shares will be valued using the closing price of the applicable Fox Shares on the principal stock exchange on which such Fox Shares are listed on the trading date immediately prior to the date on which the applicable RSUs vest); provided that the Fox Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Employment with Employer

Except as provided herein, your eligibility to receive the consideration described above in the section entitled “Vesting of Restricted Stock Units” in respect of your RSUs is subject to the condition that you remain employed by Fox or its Affiliates (collectively, the “Employer”) from the date hereof through the date on which the RSUs vest, except as set forth below.
Subject to the exceptions set forth below, in the event your employment is terminated for any reason before the vesting of your RSUs, you shall forfeit all of your outstanding unvested RSUs and neither you, nor your estate, shall be entitled to receive any payment with respect to such RSUs.

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In the event your employment is terminated (i) by you for “Good Reason” or (ii) by Employer for any reason other than a Termination for Cause or (iii) due to your death or (iv) due to your Permanent Disability, and subject to your execution and non-revocation of the Employer’s form of separation agreement and general release then in effect (the “Release”) within sixty (60) days following your termination of employment, all of your outstanding (a) time-based RSUs will vest on the date the Release becomes effective and no longer subject to revocation and (b) performance-based RSUs will continue to have the opportunity to vest on the vesting dates as described in the section titled “Vesting of Restricted Stock Units” as if your employment had not terminated and will be settled, if earned based on the satisfaction of performance conditions, following the conclusion of the vesting period.

For purposes of these RSU Terms and Conditions, “Good Reason” has the meaning set forth in any employment or service agreement between you and the Employer or, if no such agreement exists, means any of the following actions taken without your written consent: (i) a material breach by Employer of any applicable employment agreement between you and Employer; or (ii) a requirement for you to be based in and primarily render services in a location other than your primary place of business as of the Date of Grant.

Notwithstanding the foregoing, your resignation will be for Good Reason only if (x) you notify Employer in writing within twenty (20) days following the occurrence of the circumstance giving rise to your assertion of Good Reason, (y) Employer fails to reasonably cure such grounds within twenty (20) days after receiving such written notice, and (z) you actually resign by notifying Employer in writing within twenty (20) days following the end of such cure period.

For purposes of these RSU Terms and Conditions, “Cause” has the meaning set forth in any employment or service agreement between you and the Employer or, if no such agreement exists, means any of the following actions, as determined in good-faith by Employer: (i) a material breach by you of any applicable employment agreement between you and Employer or your willful failure to perform your duties, which breach or failure is not remedied within twenty (20) days after your receipt of written notice from your Employer specifying such a breach; (ii) your material violation of a provision of your Employer’s written policies provided or made available to you, including among others the Fox Employee Handbook (including, but not limited to, the Preventing Harassment, Discrimination, and Retaliation Policy and Electronic Communications Policy), Standards of Business Conduct, and the Insider Trading and Confidentiality Policy, which violation is not remedied, if remedy is possible, within twenty (20) days after your receipt of written notice from your Employer specifying such violation; (iii) use or possession of illegal drugs during working hours or off duty if such off-duty use or possession affects the performance of duties or your Employer’s interests; (iv) embezzlement, theft, or other willful and material misappropriation by you of any Employer’s property; (v) your plea of guilty or nolo contendere to, or a conviction of, a felony; and/or (vi) any other conduct constituting cause under applicable law.

In the event your employment is terminated due to your Retirement:

• If your termination of employment occurs before the last day of the fiscal year in which the RSUs were awarded, you shall forfeit all of your outstanding unvested RSUs and neither you, nor your estate, shall be entitled to receive any payment with respect to such RSUs.

• If your termination of employment occurs on or after the last day of the fiscal year in which the RSUs were awarded, (a) time-based RSUs will vest on the date of your termination of employment and (b) performance-based RSUs will continue to have the opportunity to vest on the vesting dates as described in the section titled “Vesting of Restricted Stock Units” as if your employment had not terminated.

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If the RSUs vest in connection with your termination of employment, your vested RSUs shall be settled as soon as is reasonably practicable following the date on which they vest (but in no event more than seventy-four (74) days following such vesting date).

Upon settlement, your vested RSUs shall be extinguished and such RSUs will no longer be considered to be held by you for any purpose.

In the event that your employment transfers from one business group, including corporate groups, to another business group, your RSUs will remain outstanding and eligible to vest.

If your business entity is merged with another entity within your Employer or is sold outside of your Employer, the Committee, may, in its sole discretion, make such adjustments to your outstanding RSUs as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all RSUs in the same manner.

Leaves of Absence

For purposes of these RSU Terms and Conditions, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by your Employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee or your Employer shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the 2019 SAP.

No Vested Right in Future Awards

You acknowledge and agree (by accepting this award of RSUs and receiving these RSU Terms and Conditions) that the eligibility to receive RSUs is made on a fully discretionary basis by the Committee and that the award of RSUs does not lead to a vested right to receive any payment of Fox Shares, any of the consideration described above in the section entitled “Vesting of Restricted Stock Units,” any additional RSUs or other equity incentive awards in the future.

Employment Agreements
These RSU Terms and Conditions shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement or other agreement with Fox or any Affiliate and, if there is any conflict between the terms of such employment agreement or other agreement and the terms hereof, the terms that are more favorable to you shall apply.

Confidentiality
You acknowledge that you have read and understand Fox’s policies on confidentiality as set forth in the Fox Employee Handbook, Standards of Business Conduct, and the Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with Fox and any time after your employment with Fox is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your RSUs.

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Retention and Other Rights

This award of RSUs does not give you the right to be retained or employed by your Employer in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with your Employer for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to the RSUs as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights
You, your estate or heirs, do not have any of the rights of a stockholder of Fox, including, without limitation, the right to vote or receive dividends declared or paid with respect to the RSUs, unless and until any RSUs are paid out into Fox Shares and a certificate for such Fox Shares has been issued or an appropriate book entry has been made.

RSU Transferability
Your RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

Section 409A

It is intended that these RSU Terms and Conditions will comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, these RSU Terms and Conditions will be interpreted and administered to be in compliance with Section 409A. To the extent that your Employer determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of these RSU Terms and Conditions, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by your Employer.

Notwithstanding anything to the contrary in these RSU Terms and Conditions or the 2019 SAP, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this award of RSUs during the six-month period immediately following your “separation from service” (as defined for purposes of Section 409A, a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in these RSU Terms and Conditions, for purposes of any provision of these RSU Terms and Conditions providing for the settlement of any RSUs upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) with your Employer shall be construed to refer to your Separation from Service.

Applicable Law and Forum

These RSU Terms and Conditions will be interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles that would direct the application of the laws of any jurisdiction.

By accepting this award of RSUs, you expressly consent to the exclusive jurisdiction of the federal or state courts serving Wilmington, Delaware for all lawsuits and actions arising out of or relating to these RSU Terms and Conditions, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving Wilmington, Delaware to the exclusion of all other courts.

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Severability
In the event that any provision of these RSU Terms and Conditions shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of these RSU Terms and Conditions, and these RSU Terms and Conditions shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy

Fox may collect, hold, use and process personal data about you in order to administer the 2019 SAP. Such data may include, but are not limited to, personal and financial data about you, such as your Social Security or tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by Fox to facilitate the administration of the 2019 SAP (collectively, “Personal Data”).

Fox will use reasonable administrative, technical and physical measures to safeguard your Personal Data in its possession against loss, theft and unauthorized use, disclosure or modification. Fox will retain Personal Data for no longer than is necessary for sound business and record retention purposes. If you would like to access your Personal Data and/or ask for the correction or deletion of any inaccurate data held by Fox concerning yourself, please contact your local Human Resources representative and the Fox Equity Plans Group.

Fox may make your Personal Data available to other parties, such as accountants, auditors, lawyers and other outside professional advisors, and to service providers that assist Fox in the administration of the 2019 SAP (collectively, “Service Providers”). Fox takes steps to ensure that Service Providers protect the confidentiality and security of your Personal Data.

By accepting this award of RSUs, you freely give unambiguous consent to Fox to collect, hold, use and process your Personal Data and to make your Personal Data available to Service Providers for the purpose of administering the 2019 SAP on the terms set out above.

Consent to Electronic Delivery
Fox may choose to deliver certain statutory materials relating to the 2019 SAP in electronic form. By accepting this award of RSUs, you agree that Fox may deliver the RSU Terms and Conditions, the 2019 SAP, the 2019 SAP prospectus and Fox’s annual report (Form 10-K) to you in an electronic format. If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, Fox would be pleased to provide paper copies. Please contact Fox Equity Plan Group, 1211 Avenue of the Americas, New York, NY 10036 or send an email to equityplansgroup@fox.com to request paper copies of these documents.

2019 SAP Materials	Copies of the 2019 SAP, the 2019 SAP prospectus, and the annual report are available on the Morgan Stanley StockPlan Connect website at www.StockPlanConnect.com.

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